UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 3, 2009

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

Commission File Number 1-13082

New York

13-3131650

(State or other jurisdiction of

I.R.S. Employer

incorporation)

Identification Number)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Disclosure of Results of Operations and Financial Condition.

On March 3, 2009, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the fourth quarter and year ended December 31, 2008.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated March 3, 2009

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  March 5, 2009

By:     /s/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated March 3, 2009

Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

Kenneth Cole Productions, Inc. Reports 2008 Full Year Financial Results –

--Revenues Down (3.6)% on Comp Store Sales Decline of (2.0)% --

-- Ends Fiscal Year with $65 Million in Cash and No Long-Term Debt –

-- Announces Over $20 Million of Annual Cost Reduction --

New York, New York, March 3, 2009 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP) today announced results for the fourth quarter and full fiscal year ended December 31, 2008.  Revenues for the fourth quarter were $126.6 million, down (4.2)% compared to the fourth quarter of 2007, including a comparable store sales decline of (10.7)%.  These results were consistent with the numbers pre-announced by the Company on January 13, 2009.  Revenues for the full year 2008 were $492.3 million, down (3.6)% from the full year 2007, including a comparable store sales decline of (2.0)% for the year.

As a result of one of the worst retail climates in decades and related margin pressure, the Company reported an operating loss for the fourth quarter of 2008 of $(0.67) per diluted share compared to a loss of $(0.16) per share in the same period last year. These results include certain unusual items, described below, that negatively impacted the fourth quarter results by $(0.40) cents per diluted share. Excluding unusual items from both 2008 and 2007, the Company incurred a loss of $(0.27) per diluted share, which was in line with previous guidance, compared with earnings per diluted share of $0.20 in the prior year's quarter.

Unusual items include non-cash asset impairment charges, investment write-downs and severance, as well as charges related to the closure of the Company’s office in Italy.  The Company believes that it eliminated approximately $10 million of existing annual costs through a variety of restructuring activities associated with these charges, including a 10% net reduction in its corporate workforce.

For fiscal 2008, the loss from operations was $(0.80) per diluted share compared to a profit of $0.35 per diluted share in 2007. Excluding unusual items from both 2008 and 2007, the Company incurred a loss of $(0.19) per diluted share compared with earnings of $0.70 per diluted share in 2007. Total charges in 2008 for severance, asset impairment and investment losses were $(0.61) per diluted share. See reconciliation of adjusted earnings to reported earnings in the accompanying financial schedules.

Kenneth Cole, Chairman of Kenneth Cole Productions, Inc., commented, "We recognize that these are unprecedented times and we are taking decisive and necessary steps to make us a better, stronger company.  Our new organization will be leaner and more responsive to ensure we are a viable, vibrant company regardless of the external environment."

The Company proactively converted inventory to cash during the peak holiday shopping season to increase liquidity and enter the spring season with a more current inventory position. This resulted in a significant reduction in gross margin during the quarter, but the Company noted that its year-end inventory position was approximately 10% below the year-ago level.

Since the close of the fiscal year, the Company has taken incremental actions to reduce costs and streamline operations, including additional workforce reductions and compensation adjustments, a renegotiation of third-party distribution costs, and reductions in non-media related marketing expenditures.  This most recent round of operational improvement will eliminate an additional $10 million of existing annual costs.  Cost reductions enacted during 2008 and in Q1 2009 total in excess of $20 million on an annualized basis.

Jill Granoff, Chief Executive Officer of Kenneth Cole Productions, Inc., commented, “We are realigning our organization and redeploying resources in support of our strategic business plan.  It’s important to understand that the majority of our cost cutting activities are not just about reducing expenses.  They are part of a comprehensive plan to create a more efficient and effective company that will drive increased value to our consumers, our partners, our customers and our shareholders.”

 The Company noted that cash provided by operations during 2008 was nearly $22 million, resulting in a year-end cash balance of $65 million, up approximately $15 million from the end of the third quarter.   Although cash at year-end is $26 million lower than the fiscal 2007 year-end level, the Company used approximately $37 million of cash for the acquisition of Le Tigre, dividend payments and the repurchase of 1.6 million common shares over the course of the year. In addition, the Company noted that it has no long-term debt.

The Company also announced today that its Board of Directors has decided to suspend the Company's quarterly dividend. The Company noted that it considered this a prudent and responsible course of action to preserve and manage liquidity in a highly uncertain environment.  The Company indicated that it is willing to revisit this decision as conditions change.  Previously, the Company paid a quarterly dividend of $0.09 per share.

Ms. Granoff concluded, "We are fortunate to have a strong brand with high levels of consumer affinity and a very healthy balance sheet.  While the general economic outlook for 2009 continues to be challenging, we have taken the appropriate actions to improve profitability and conserve cash so that we can weather this downturn and accelerate growth when the economy rebounds."

Presentation of Financial Information

In addition to providing financial results and guidance in accordance with GAAP, the Company has provided non-GAAP adjusted earnings per share information for the quarter and year ended December 31, 2008.  This non-GAAP financial information is provided to enhance the user's overall understanding of the Company's current financial performance.  Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding charges that the Company believes are not indicative of the Company's core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to the Company's actual and expected results is included in the financial tables of this press release.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories. The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website.  Further information can be found at http://www.kennethcole.com.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

(In thousands, except	Quarter Ended		Year Ended
per share & outstanding share amounts)	(Unaudited)		(Unaudited)
	12/31/08	12/31/07	12/31/08	12/31/07

Net sales	$114,909	$119,556	$448,578	$466,405

Licensing and other revenue	11,672	12,564	43,759	44,315

Net revenue	$126,581	$132,120	$492,337	$510,720

Gross profit	48,263	60,182	198,885	223,312

Selling, gen’l & administrative	56,050	56,066	206,163	206,987
Severance	2,005	876	2,005	876
Asset Impairment	3,028	10,564	3,028	10,564
Total Operating Expense	61,083	67,506	211,196	218,427

Operating (loss) income	(12,820)	(7,324)	(12,311)	4,885

Interest income, net	93	1,321	1,730	5,661
Investment impairment	(3,726)	(295)	(7,840)	(295)
Total Interest & Other (Expense) Income	(3,633)	1,026	(6,110)	5,366

(Loss) Income before taxes	(16,453)	(6,298)	(18,421)	10,251

Income tax (benefit) expense	(4,452)	(3,204)	(3,621)	3,168

Net (loss) income	$(12,001)	$(3,094)	$(14,800)	$7,083

Net (loss) income per share: Basic	$(0.67)	$(0.16)	$(0.80)	$0.35

Net (loss) income per share: Diluted	$(0.67)	$(0.16)	$(0.80)	$0.35

Average shares outstanding: Basic	17,881,000	19,710,000	18,423,000	20,057,000

Average shares outstanding: Diluted	17,881,000	19,909,000	18,423,000	20,325,000

Balance Sheet Data:	12/31/08	12/31/07

Cash & Cash Equivalents	$64,704	$90,653
Due from Factor/Accounts Receivable	41,208	47,937
Inventory	43,342	48,033
Total Assets	313,435	356,122
Working Capital	97,521	139,677
Accounts Payable & Accrued Expenses	42,935	39,470
Long-term Debt	0	0
Total Shareholders’ Equity	199,762	241,990

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Kenneth Cole Productions, Inc.

*As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results

(In thousands, except	Quarter Ended		Year Ended
per share & outstanding share amounts)	(Unaudited)		(Unaudited)
	12/31/08	12/31/07	12/31/08	12/31/07

Net (loss) income, as reported	$(12,001)	$(3,094)	$(14,800)	$7,083

Income tax (benefit) expense, as reported	(4,452)	(3,204)	(3,621)	3,168

(Loss) income before taxes, as reported	(16,453)	(6,298)	(18,421)	10,251

Investment Impairment	3,726	295	7,840	295
Severance	2,005	876	2,005	876
Asset Impairment	3,028	10,564	3,028	10,564
Total Other Charges	8,759	11,735	12,873	11,735

Adjusted (Loss) income before taxes	(7,694)	5,437	(5,548)	21,986

Adjusted Income tax (benefit) expense	(2,876)	1,446	(2,057)	7,818

Adjusted Net (loss) income	$(4,818)	$3,991	$(3,491)	$14,168

Net (loss) income per share: Basic, as reported	$(0.67)	$(0.16)	$(0.80)	$0.35

Other Charges	(0.40)	(0.36)	(0.61)	(0.36)

Adjusted Net (loss) income per share: Basic	$(0.27)	$0.20	$(0.19)	$0.71

Net (loss) income per share: Diluted	$(0.67)	$(0.16)	$(0.80)	$0.35

Other Charges	(0.40)	(0.36)	(0.61)	(0.35)

Adjusted Net (loss) income per share: Diluted	$(0.27)	$0.20	$(0.19)	$0.70

Average shares outstanding: Basic	17,881,000	19,710,000	18,423,000	20,057,000

Average shares outstanding: Diluted	17,881,000	19,909,000	18,423,000	20,325,000

9